Exhibit 99.1

TOUGHBUILT INDUSTRIES ANNOUNCES RECEIPT OF NASDAQ DELINQUENCY NOTICE

Irvine, CA, April 25, 2024 Toughbuilt Industries, Inc. (Nasdaq: TBLT), announced that on April 19, 2024, it received a staff determination notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that since the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), the Company was no longer in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”).

ToughBuilt has 60 calendar days from April 19, 2024, to submit a plan to Nasdaq outlining the Company’s anticipated steps to regain compliance with the Listing Rule. The Company plans to submit the plan explaining the strategy to make the required SEC filings, and to regain compliance with the Listing Rule.

The Company is committed to fulfilling its reporting obligations and anticipates filing the Annual Report at the earliest opportunity, with plans to keep Nasdaq fully informed throughout this process.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Annual Report, the submission of a plan to regain compliance with the Listing Rule, and Nasdaq’s potential acceptance of such a plan. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to the possibility of unanticipated delays that will prevent the filing of the Annual Report within the allotted 60-day period, the risk that the work necessary to complete the Annual Report is greater than anticipated or may involve the resolution of additional issues identified during the review process, the potential inability to file a plan to regain compliance in a timely manner, the risk of potential additional violations of Listing Rule 5250(c)(1), the risk that the Company may not respond adequately to further inquiries from Nasdaq, and the risk that Nasdaq will not accept any plan to regain compliance and will delist the Company’s common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on March 31, 2023. Copies of the 2022 Annual Report and other periodic reports are available through the Company’s Investor Relations department and website, www.toughbuilt.com. The Company disclaims any obligation or intention to update these forward-looking statements to reflect new information and developments.

Contact:

Investor Relations Contact:

KCSA Strategic Communications

toughbuilt@kcsa.com

ToughBuilt Press & Media Contact:

pr@toughbuilt.com